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Exhibit 3.2

BYLAWS
OF
GLOBALSTAR, INC.

ARTICLE I

OFFICES

        Section 1.1    Registered Office.    Globalstar, Inc., a Delaware corporation (the "Corporation"), shall maintain a registered office in the State of Delaware at such location as shall from time to time be determined by the Board of Directors of the Corporation (the "Board").

        Section 1.2    Other Offices.    The Corporation may also have offices at such other locations both within and without the State of Delaware as the Board may from time to time determine.

ARTICLE II

STOCKHOLDERS

        Section 2.1    Annual Meeting.    The annual meeting of the stockholders shall be held on the second Monday in May in each year at such place (if any) and time as determined by the Board, or on such other date and at such other place and time as determined by the Board, for the purpose of electing directors and conducting such other proper business as may come before the meeting. Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than twenty (20) nor more than sixty (60) days before the date of the meeting. If mailed such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder's address as it appears on the records of the Corporation.

        Section 2.2    Special Meetings.    Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, special meetings of the stockholders, for any purpose or purposes, may be called by the Board, or at the request in writing of stockholders owning not less than a majority in voting power of the then issued and outstanding capital stock of the Corporation entitled to vote. Notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. Business transacted at any special meeting of the stockholders shall be limited to the purpose(s) stated in the notice.

        Section 2.3    Quorum and Vote Required for Action.    (a) The holders of a majority of the capital stock issued and outstanding and entitled to vote at any meeting of the stockholders shall constitute a quorum for the transaction of business except as otherwise provided by law, the Certificate of Incorporation or these Bylaws. If the vote of a class or series is required, the presence of the holders of a majority of the capital stock of such class or series also shall be required to constitute a quorum. If, however, a quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At the adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

          (b)   Except as otherwise provided by law, the Certificate of Incorporation or the rules and regulations of any stock exchange applicable to the Corporation, if a quorum is present at any meeting, the vote of the holders of a majority of the capital stock having voting power present in person or represented by proxy at that meeting shall decide any question brought before the meeting. If the vote of a class or series is required on any question, the vote of the holders of a majority of the capital stock of such class or series also shall be required to decide that question.

        Section 2.4    Voting of Shares.    Except as provided in the Certificate of Incorporation or by law, at every meeting of the stockholders, each stockholder shall be entitled to one (1) vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy may be voted after three (3) years from its date, unless the proxy provides for a longer period. Any proxy shall be in writing and shall be filed with the Secretary of the Corporation before or at the time of the meeting.

        Section 2.5    Action in Lieu of a Meeting.    Any action that is required to be or that may be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

        Section 2.6    Place of Meetings.    Meetings of the stockholders shall be held at such place (if any) within or without of the State of Delaware as is designated by the Board.

        Section 2.7    Stockholders May Participate in Other Activities.    Stockholders and their affiliates and directors, either individually or with others, may participate in other business ventures of every kind, whether or not such other business ventures compete with the Corporation. No stockholder, acting in the capacity of a stockholder, shall be obligated to offer to the Corporation or to the other stockholders any opportunity to participate in any other business venture. Neither the Corporation nor the other stockholders shall have any right to any income or profit derived from any other business venture of a stockholder.

        Section 2.8    Record Date.    For the purpose of determining stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, or in order to make a determination of stockholders for any other purpose, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of determining the stockholders entitled to vote at any meeting of stockholders or adjournment thereof, unless otherwise required by law, shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting; (b) in the case of determining the stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten (10) days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (c) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (x) the record date for determining the stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (y) the record date for determining the stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (z) the record date for determining the stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. When a determination of stockholders entitled to vote at any meeting of the stockholders has been made as provided in this

Section 2.8, the determination shall apply to any adjournment thereof unless a new record date is fixed by the Board.

        Section 2.9    List of Stockholders.    The Secretary shall prepare and make a complete list of the stockholders entitled to vote at any meeting of the stockholders, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours at the principal place of business of the Corporation. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list of stockholders or the books of the Corporation, or to vote in person or by proxy at any meeting of the stockholders.

        Section 2.10    Organization.    Meetings of the stockholders shall be presided over by the Chairman of the Board, or in his absence by the Vice Chairman of the Board, if any, or in his absence by the President, or in his absence by a Vice President, or in the absence of the foregoing persons by a chairman designated by the Board, or in the absence of such designation by a chairman chosen at the meeting. The Secretary or any Assistant Secretary shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting. The chairman of the meeting shall announce at the meeting the opening and the closing of the polls for each matter upon which the stockholders will vote.

        Section 2.11    Conduct of Meetings.    The Board may adopt by resolution such rules and regulations for the conduct of meetings of the stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as have been adopted by the Board, the chairman of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting: (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of the stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

ARTICLE III

BOARD OF DIRECTORS

        Section 3.1    Powers.    (a) The business and affairs of the Corporation shall be managed under the direction of the Board, except to the extent that the Board shall delegate its authority, powers and duties to one or more committees of its members.

          (b)   The Board may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, the Certificate of Incorporation or these Bylaws directed or required to be exercised, done or approved by the stockholders of the Corporation.

        Section 3.2    Composition, Election and Term of Office.    The Board shall be comprised of nine (9) directors. The Board of Directors shall initially consist of the persons named as directors in the Certificate of Incorporation, and each director so elected shall hold office until the first annual meeting of stockholders or until his or her successor is duly elected and qualified. At the first annual meeting of stockholders and at each annual meeting thereafter, the stockholders shall elect directors in accordance with the Certificate of Incorporation, each of whom shall hold office for a term of one year or until his or her successor is duly elected and qualified, subject to such director's earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the Corporation. Any newly created directorship or any vacancy occurring in the Board of Directors for any cause may be filled in accordance with the Certificate of Incorporation, and each director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced or until his or her successor is elected and qualified.

        Section 3.3    Chairman of the Board.    The Board shall elect a Chairman of the Board. The Chairman shall have such duties, authority and obligations as may be given to him by these Bylaws or by the Board.

        Section 3.4    Meetings.    The Board shall meet not less often than quarterly and immediately following the annual meeting of the stockholders. A time and place for regular meetings of the Board may be established by the Board. Meetings of the Board may be held upon call of the Chairman of the Board or any four (4) directors. Members of the Board or any committee designated by the Board may participate in a meeting of the Board or committee by conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

        Section 3.5    Notice of Special Meetings.    Notice of any special meeting of the Board shall be given at least three (3) days before the meeting in writing and by mail, facsimile transmission, electronic mail, personal delivery or private carrier, or telephonic means to each director at his or her business address or such other address as he or she may have advised the Secretary of the Corporation to use for such purpose. If hand delivered, notice shall be deemed to be given when delivered to such address or to the director to be notified. If mailed or sent by private carrier, such notice shall be deemed to be given five (5) business days after deposit in the United States mail, postage prepaid, of a letter addressed to the appropriate location. Notice given by telephonic means, electronic transmission or facsimile transmission shall be deemed to be given when actually received by the director to be notified.

        Section 3.6    Quorum.    The presence of a majority of the members of the Board then in office (present in person or by telephone) shall constitute a quorum at any meeting of the Board.

        Section 3.7    Voting.    Each director shall be entitled to one (1) vote. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the Board shall act by majority vote of those directors present and voting at any duly called meeting at which a quorum is present.

        Section 3.8    Action Without a Meeting.    Any action which may be authorized or taken at a meeting of the Board may be authorized or taken without a meeting if all of the directors consent thereto in writing or by electronic transmission, and such writing(s) or electronic transmission(s) are filed with the minutes of proceedings of the Board.

        Section 3.9    Organization.    Meetings of the Board shall be presided over by the Chairman of the Board, if any, or in his or her absence by the Vice Chairman of the Board, if any, or in their absence by a chairman chosen at the meeting. The Secretary or any Assistant Secretary shall act as secretary of the meeting, but in his or her absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE IV

COMMITTEES OF THE BOARD

        Section 4.1    Number of Committees.    The Board may by resolution establish one or more committees of the Board. To the extent permitted by law and provided in the resolution of the Board, any such committee shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation. All committees shall be subject to the control and supervision of the Board.

        Section 4.2    Appointment; Vacancies; and Removal.    The Board shall appoint the members of the committees established in this Article IV to serve for terms expiring at the regular meeting of the Board following the next succeeding annual election meeting, and the Board may, at any time, with or without cause, remove any member of a committee so appointed. Any vacancy occurring in a committee shall be filled by the Board for the remainder of the term. Each committee shall be comprised of at least three (3) directors and shall include (i) the Series B Director (as defined in the Certificate of Incorporation), if the Series B Director shall have been elected, and (ii) at least one Series A & B Director (as defined in the Certificate of Incorporation).

        Section 4.3    Committee Procedures.    Each committee shall determine its own time and manner of conducting its meetings; the presence of a majority of the members of the committee shall constitute a quorum; and the vote of a majority of the members of a committee present at a meeting at which a quorum is present shall be the act of the committee. A committee may act informally by written consent of all of its members.

ARTICLE V

OFFICERS

        Section 5.1    Composition of Officers.    The officers of the Corporation shall consist of at least a Chairman of the Board, a President, and a Secretary and may include such other officers as are appointed by the Board, including but not limited to a Chief Executive Officer, one or more Vice Presidents, a Chief Financial Officer, a Treasurer, one or more Assistant Secretaries and one or more Assistant Treasurers. Any two or more offices may be held by the same person, except that the Secretary may not hold the office of President.

        Section 5.2    Tenure and Appointment; Removal.    All officers shall be appointed by the Board and shall hold office for one (1) year or until their successors are elected and qualified, or for such other period as the Board may designate. Any officer may be removed by the Board with or without cause.

        Section 5.3    Powers and Duties.    Each of the officers of the Corporation shall, unless otherwise ordered by the Board, have such powers and duties as customarily pertain to the respective office, and such further powers and duties as from time to time may be conferred by the Board, or by an officer delegated such authority by the Board.

ARTICLE VI

AMENDMENTS

        Section 6.1    Bylaws.    As set forth in the Certificate of Incorporation, the Board shall have the power to amend or repeal these Bylaws and to adopt new bylaws. These Bylaws may also be amended or repealed or new bylaws of the Corporation may be adopted, by action taken by the stockholders of the Corporation. Notwithstanding the foregoing, these Bylaws can not be amended or repealed without complying with Sections 3.2 and 3.3 of the Certificate of Incorporation.

ARTICLE VII

CERTIFICATES OF STOCK AND THEIR TRANSFER

        Section 7.1    Form and Execution of Certificates.    Shares of the Corporation's Common Stock shall be uncertificated.

        Section 7.2    Conditions to Transfer.    No sale, transfer or other disposition of Common Stock of the Corporation, including any transfer by merger, consolidation or otherwise by operation of law, shall be effected except (a) as permitted by the Certificate of Incorporation, (b) (i) pursuant to an effective registration statement under the Securities Act of 1933 ("Securities Act") and in accordance with all applicable state securities laws or (ii) if requested by the Corporation, upon delivery to the Corporation of an opinion of counsel satisfactory to the counsel for the Corporation that such sale, transfer or disposition may be effected pursuant to a valid exemption from the registration requirements of the Securities Act and all applicable state securities laws and (c) upon delivery to the Corporation of such documentation as counsel to the Corporation shall deem necessary or appropriate in order to ensure that such sale, transfer or other disposition complies with the Securities Act and all applicable state securities laws and, if prior to the Lock-Up Expiration Date (as defined in the Certificate of Incorporation), will not result in or require the registration of any of the Corporation's securities for any purpose under federal or state securities laws. The Corporation and the Board shall have no obligation to assist a stockholder in complying with any exemption from registration and qualification in connection with any permitted transfer of shares of Common Stock.

ARTICLE VIII

SEAL

        The Corporation shall have no seal unless and until the Board adopts a seal in such form as the Board may designate or approve.

ARTICLE IX

GENERAL PROVISIONS

        Section 9.1    Fiscal year.    The fiscal year of the Corporation shall be the calendar year unless otherwise determined from time to time by the Board.

        Section 9.2    Severability.    If any provision of these Bylaws, or the application of any provision of these Bylaws to any person or circumstance, is held invalid, the remainder of the Bylaws and the application of such provision to other persons or circumstances shall not be affected.

        Section 9.3    Waiver of Notice of Meetings of Stockholders, Directors and Committees.    Any waiver of notice, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice.

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  Exhibit 3.2
BYLAWS OF GLOBALSTAR, INC.
ARTICLE I OFFICES
ARTICLE II STOCKHOLDERS
ARTICLE III BOARD OF DIRECTORS
ARTICLE IV COMMITTEES OF THE BOARD
ARTICLE V OFFICERS
ARTICLE VI AMENDMENTS
ARTICLE VII CERTIFICATES OF STOCK AND THEIR TRANSFER
ARTICLE VIII SEAL
ARTICLE IX GENERAL PROVISIONS